                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Workflow Management, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                 August 18, 2000



Dear Fellow Stockholders:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Workflow Management, Inc. (the "Company") to be held on Wednesday, September 27, 2000, at 9:30 a.m., Eastern Time, at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410. The accompanying Notice and Proxy Statement describe the items of business to be considered at the Annual Meeting. Please read these documents carefully.

     Specifically, you will be asked to consider and approve two items of business: (i) the election of nine directors, each of whom will serve a one-year term and until their successors are duly elected and qualify and (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2001 fiscal year. The Board of Directors encourages you to read carefully the enclosed Proxy Statement and to VOTE FOR all the matters to be considered at the Annual Meeting.

     We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign, and date the enclosed Proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.


                                     Sincerely,

                                     WORKFLOW MANAGEMENT, INC.



                                     Thomas B. D'Agostino, Sr.
                                     Chairman of the Board

                           WORKFLOW MANAGEMENT, INC.
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held September 27, 2000

To Our Stockholders:

     The 2000 Annual Meeting of Stockholders of Workflow Management, Inc. (the "Company") will be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, on Wednesday, September 27, 2000, at 9:30 a.m., Eastern Time, for the following purposes:

     1. To consider and vote upon the election of nine directors to serve a one- year term and until their successors are duly elected and qualify.

     2. To consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2001 fiscal year.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on August 9, 2000, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Board of Directors of the Company unanimously recommends that stockholders vote FOR approval of each of the items indicated in 1. and 2. above.

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                By Order of the Board of Directors,




                                Claudia S. Amlie
                                Secretary


August 18, 2000

                                PROXY STATEMENT

     This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Workflow Management, Inc. (the "Company") to be voted at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, at 9:30 a.m., Eastern Time, on Wednesday, September 27, 2000, and at any adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

     Only stockholders of record at the close of business on August 9, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying Proxy on or about August 18, 2000.

REVOCABILITY OF PROXY

     Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a stockholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

SOLICITATION OF PROXIES

     The cost of soliciting Proxies will be borne by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005-4495, to assist in the solicitation of Proxies and the counting of Proxies for a fee of approximately $5,000 plus out of pocket expenses. In addition to solicitation by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners of our common stock ("Common Stock" or "Company Common Stock") and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some stockholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

     On the Record Date, the Company had 12,911,850 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. Under the laws of Delaware, the Company's state of incorporation, shares present in person or represented by Proxy and entitled to vote are determinative of the outcome of the matter subject to vote. Directors are elected by a plurality of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of auditors. We will count abstentions, broker non-votes, and withheld votes in determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions and withheld votes will be, but broker non-votes will not be, considered shares present in person or represented by proxy based on the Company's understanding of state law requirements and the Company's Certificate of Incorporation and Bylaws.

     All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements and the laws of Delaware. Votes will be counted and certified by the inspectors of election, Claudia S. Amlie and James E. Hurley, as required under Delaware law.

     Unless specified otherwise, Proxies will be voted (i) FOR the election of the nine nominees to serve as directors of the Company for a one-year term and until their successors are duly elected and qualified, and (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2001 fiscal year. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of July 17, 2000, relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's director-nominees and named executive officers who own Common Stock,
(ii) all of the Company's director-nominees and executive officers as a group, and (iii) any other person known by the Company to own beneficially 5% or more of the Company's Common Stock. Except as otherwise set forth below, the Company is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of the Company. All of the Company's director-nominees and named executive officers receive mail at the Company's principal executive offices at 241 Royal Palm Way, Palm Beach, Florida 33480.

                                Number of Shares             Percent of
      Name                     Beneficially Owned      Outstanding Shares(1)
      ----                     ------------------      ---------------------

Thomas B. D'Agostino, Sr         1,427,752/(2)/               10.12%
Steve R. Gibson                    348,330/(3)/                2.64
Claudia S. Amlie                    94,664/(4)/                   .
Thomas B. D'Agostino, Jr           264,897/(5)/                2.01
Richard M. Schlanger               137,598/(6)/                1.06
Thomas A. Brown, Sr                 36,303/(7)/                   .
Gus J. James, II                    36,303/(8)/                   .
James J. Maiwurm                    16,803/(9)/                   .
Peter J. Pakuris                     3,750/(10)/                  .
Roger J. Pearson                    35,303/(11)/                  .
F. Craig Wilson                     33,303/(12)/                  .
Directors and Executive          2,661,349/(13)/              17.62
Officers as a Group
(15 Persons)

Jonathan J. Ledecky              1,345,328/(14)/               9.60
1130 Connecticut Ave., N.W
Suite 700
Washington, D.C. 20036

____________________________
 .    Less than 1% ownership

(1) The number of shares of Common Stock deemed outstanding as of July 17, 2000 includes (i) 12,911,487 shares of Common Stock outstanding, and (ii) an aggregate of 2,194,812 shares issuable pursuant to options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after July 17, 2000 (collectively, "presently exercisable options"), as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person or group.
(2) Includes 176,656 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 1,199,796 shares that are currently exercisable.
(3) Includes 70,664 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 276,666 shares that are currently exercisable.
(4) Includes 52,998 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 41,666 shares that are currently exercisable.
(5) Includes 9,090 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 246,875 shares that are currently exercisable.
(6) Includes 10,000 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 74,999 shares that are currently exercisable.
(7)  Includes options to purchase 30,000 shares that are currently exercisable.
(8)  Includes options to purchase 30,000 shares that are currently exercisable.
(9)  Includes options to purchase 15,000 shares that are currently exercisable.
(10) Includes options to purchase 3,750 shares that are currently exercisable.
(11) Includes options to purchase 30,000 shares that are currently exercisable.
(12) Includes options to purchase 30,000 shares that are currently exercisable.
(13) Includes the information in the notes herein, as applicable. Reflects (i) 466,537 shares held of record, and (ii) 2,194,812 shares subject to presently exercisable options.
(14) Includes options to purchase 1,096,895 shares that are currently exercisable which were granted to Mr. Ledecky in connection with his service as a former director and employee of the Company.

                        PROPOSAL 1. ELECTION OF DIRECTORS

     All directors are elected for a one-year term and until their successors are duly elected and qualified. The persons nominated for election were selected by the Nominating Committee of the Board of Directors, which met one time to discuss nominees and propose a slate for election at the Annual Meeting. The Board of Directors recommends that the following nine nominees be elected as directors: Thomas A. Brown, Sr., Thomas B. D'Agostino, Sr., Thomas B. D'Agostino, Jr., Steve R. Gibson, Gus J. James, II, James J. Maiwurm, Peter J. Pakuris, Roger J. Pearson and F. Craig Wilson. Proxies received will be voted for the election of such nominees unless marked to the contrary. A stockholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees are currently members of the Board of Directors and all nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced. For information regarding the Company's Bylaw provisions that govern stockholder nominations of director candidates, see "Submission of Proposals and Other Matters Related to 2001 Annual Meeting" elsewhere in this Proxy Statement.

Names of Nominees and Committee Memberships

     The following table sets forth the names, ages and, as applicable, the date of each nominee's first election to the Board of Directors:

              Name                             Age             Director Since
              ----                             ---             --------------
     Thomas A. Brown, Sr. (A)(B)                58              April 29, 1998
     Thomas B. D'Agostino, Sr. (C)(D)           57              April 29, 1998
     Thomas B. D'Agostino, Jr. (C) (D)          33           September 9, 1999
     Steve R. Gibson (C)                        40           September 9, 1999
     Gus J. James, II (A)(C)(D)                 61              April 29, 1998
     James J. Maiwurm (B)                       51           September 9, 1999
     Peter J. Pakuris                           54               July 10, 2000
     Roger J. Pearson (A)(C)                    54               July 28, 1998
     F. Craig Wilson                            50              April 29, 1998

_____________________

(A) Member of the Audit Committee, which is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls and financial management practices. The Audit Committee held four meetings in the Company's fiscal year ended April 30, 2000 ("Fiscal 2000").

(B) Member of the Compensation Committee, which is empowered by the Board of Directors to (i) approve the salaries, bonuses and benefits for executive officers, (ii) determine the persons to whom stock options are granted, the number of shares subject to options and the appropriate vesting schedule, and (iii) review and approve employee benefit plans. The Compensation Committee also recommends to the Company's Board of Directors the compensation to be paid directors. The Compensation Committee held three meetings in Fiscal 2000 and took certain actions by written consent. F. Craig Wilson resigned from the Compensation Committee effective April 11, 2000.

(C) Member of the Investment Committee, which reviews all of the Company's proposed acquisitions and is empowered by the Board of Directors to approve acquisitions with a purchase price of up to $10,000,000. The Investment Committee also reviews and recommends to the Company's Board of Directors other investments made by the Company. The Investment Committee held four meetings in Fiscal 2000.

(D) Member of the Nominating Committee, which nominates persons to serve on the Company's Board of Directors to be elected by the stockholders at the Annual Meeting. The Nominating Committee did not meet during Fiscal 2000, but met one time thereafter to discuss the nominees for the Annual Meeting. The Nominating Committee will consider nominees recommended by Stockholders, subject to the Company's Bylaw provisions that govern Stockholder nominations of Directors. See "Submission of Proposals and Other Matters Related to 2001 Annual Meeting" elsewhere in this Proxy Statement.

Background and Experience

     The following information relates to the business background of the nine director-nominees. There is no arrangement or understanding between any director-nominees and any other person pursuant to which a director-nominee was selected. Thomas B. D'Agostino, Jr. is the son of Thomas B. D'Agostino, Sr. There are no other family relationships among any of the other director-nominees.

     Thomas A. Brown, Sr. has served as the Vice President-
Purchasing/Sourcing/Logistics of Pfizer, Inc., a large pharmaceutical company, since May 1996. From June 1991 until May 1996, Mr. Brown was Vice President-Procurement of Aetna, Inc., a national insurance company.

     Thomas B. D'Agostino, Sr. has served as Chairman of the Board of the Company since February 1998. Mr. D'Agostino, Sr. was elected to, and appointed Chairman of, the Board of Directors of iGetSmart.com, Inc. ("iGetSmart.com"), a subsidiary of the Company, on April 30, 2000. He served as President and Chief Executive Officer of the Company from February 1998 until April 30, 2000. Mr. D'Agostino, Sr. was President of SFI Corp. ("SFI Corp."), an office consumables distribution company and predecessor of SFI of Delaware, LLC ("SFI"), a principal subsidiary of the Company, and SFI Corp.'s predecessor company, Forms & Peripherals, Inc., from 1972 until 1998. He was appointed President of U.S. Office Products Company's Print Management Division in January 1997 when U.S. Office Products Company acquired SFI. The Company was spun-off from U.S. Office Products Company on June 9, 1998.

     Thomas B. D'Agostino, Jr. was appointed President and Chief Executive Officer of iGetSmart.com on August 5, 1999. Mr. D'Agostino, Jr. has served as President and Chief Operating Officer of the Company's Integrated Business Services Division since December 1998. He served as President of SFI from 1998 to December 1999. Mr. D'Agostino, Jr. previously served as Vice President of Sales of SFI from 1997 until 1998. From 1995 to 1997, he served as President of Hano Document Printers, Inc. ("Hano"), a business forms manufacturing company and former subsidiary of the Company.

     Steve R. Gibson was appointed President and Chief Executive Officer of the Company on April 30, 2000. Prior to his recent appointment, Mr. Gibson had served the Company in the capacity of Executive Vice President and Chief Financial Officer since April 1998. From February 1997 until April 1998, Mr. Gibson was President of Cortez Financial Services, Inc., an investment banking company. From May 1985 until February 1997, he was employed in various positions at NationsBank Corporation, ultimately serving as Senior Vice President.

     Gus J. James, II is the President, a director and shareholder of the law firm of Kaufman & Canoles in Norfolk, Virginia. Mr. James has practiced law with Kaufman & Canoles since 1967. See "Certain Relationships and Related Transactions."

     James J. Maiwurm is Chairman of the Board, President and Chief Executive Officer of Kaiser Group International, Inc., an international engineering and construction management company ("Kaiser"). He has been President and Chief Executive Officer of Kaiser since April 19, 1999, and was elected to, and appointed Chairman of, the Board of Directors of Kaiser on June 9, 1999. From August 1998 until he was elected as Kaiser's President and Chief Executive Officer, Mr. Maiwurm was a partner of the law firm of Squire, Sanders & Dempsey L.L.P. in

Washington, D.C. Prior to August 1998, he was a partner of the law firm of Crowell & Moring LLP in Washington, D.C. Mr. Maiwurm is a member of the board of managers of Kaiser-Hill Company, LLC, Denver, Colorado, a contractor with the U.S. Department of Energy; and a member of the Board of Trustees of Davis Memorial Goodwill Industries, Washington, D.C., a non-profit entity.

     Peter J. Pakuris has served as President of Prescott & Forbes, a Philadelphia, Pennsylvania based firm specializing in business brokerage, corporate consulting and investment real estate services, since 1986.

     Roger J. Pearson has served of counsel to the law firm of Neville Shaver Hubbard & McClean in Stamford, Connecticut since 1989. He is a director of Southern Union Company, a natural gas distribution company, having served as a past chairman of such company's Audit Committee and presently serving as chairman of the Human Resources Committee and member of the Long Term Stock Incentive Plan Committee.

     F. Craig Wilson has served as Chief Executive Officer and Chairman of the Board of Cortez III Service Corporation ("Cortez III") since March 1997. Cortez III provides logistics and technical services to various governmental agencies. Mr. Wilson also serves as President of EC III, Inc., a joint venture of Cortez III, and EG&G Inc. From 1993 to 1997, Mr. Wilson was Chief Operating Officer of Cortez III. See "Compensation Committee Interlocks and Insider Participation."

     Directors are elected for a one-year term and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal.

Board Meetings

     The business of the Company is managed under the direction of the Board of Directors (the "Board"). The Board meets at least quarterly to review significant developments affecting the Company and to act on matters requiring approval by the Board. The Board held six meetings in Fiscal 2000. During such period, each member of the Board participated in at least 75% of all meetings of the Board and at least 75% of all applicable committee meetings.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

     The following table presents an overview of executive compensation paid by the Company and its subsidiaries during Fiscal 2000 and the Company's fiscal years ended April 24, 1999 ("Fiscal 1999") and April 25, 1998 ("Fiscal 1998") to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers"). Compensation for Fiscal 1998 and a portion of Fiscal 1999, includes compensation paid by the Company's various subsidiaries to the Named Executive Officers prior to the spin-off of the Company and its subsidiaries from U.S. Office Products Company in June 1998.

                          Summary Compensation Table

                                                                                                Long Term          All Other
                                                                                                ---------
                                                           Annual Compensation                 Compensation     Compensation($)
                                                           -------------------                 ------------     ---------------
                                                                                    Other
                                                                                    Annual      Securities
                                             Fiscal                                 Compen-     Underlying
                                             ------
Name and principal position                  Year          Salary($)    Bonus($)   sation($)    Options(#)
---------------------------                  ----          ---------    --------   ---------    ----------
Thomas B. D'Agostino, Sr., Chairman of the   2000          $ 471,154  $  250,000          --       200,000      $  11,173/(1)/
Board                                        1999            403,846     200,000          --     1,096,895        297,075/(2)/
                                             1998            400,000          --          --        70,000          9,968/(3)/

Steve R. Gibson, President and Chief         2000            256,911     127,500          --       235,000        161,753/(5)/
Executive Officer /(4)/                      1999            184,231      87,500          --       175,000            438/(6)/

Thomas B. D'Agostino, Jr., President and     2000            250,000     125,000   $  75,839/(7)/       --          4,061/(8)/
Chief Executive Officer of iGetSmart.com,    1999            199,422     100,000          --       160,000        277,885/(9)/
Inc. and President and Chief Operating       1998            141,163      25,000          --        56,000             20/(10)/
Officer of the Integrated Business
Services Division

Richard M. Schlanger, President and Chief    2000            251,868     125,000          --            --         18,472/(11)/
Operating Officer of the Fulfillment         1999            214,995     135,000          --       137,500          3,014/(12)/
Division                                     1998            241,342         --           --            --          2,252/(12)/

Claudia S. Amlie, Executive Vice             2000            145,385      70,000          --        50,000          8,947/(14)/
President, Chief Administrative Officer,     1999            108,077      55,000          --        75,000            245/(15)/
General Counsel and Secretary /(13)/

-----------------
     (1) Includes $10,106 of insurance premiums and $1,067 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf.
     (2) Includes $3,746 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf. Also includes a one-time relocation payment of $169,635 and $123,694 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan prior to the Company's spin-off from U.S. Office Products Company.
     (3) Includes $6,805 of insurance premiums and $3,163 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf.
     (4)    Mr. Gibson joined the Company in April 1998.
     (5) Includes $7,154 of insurance premiums and $1,927 of 401(k) plan contributions paid by the Company on Mr. Gibson.'s behalf. Also includes a one-time relocation payment of $152,672.
     (6) 401(k) plan contributions paid by the Company on Mr. Gibson's behalf.
     (7) Represents value of an automobile purchased by the Company for Mr. D'Agostino, Jr.
     (8) Includes $3,340 of insurance premiums and $721 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Jr.'s behalf.
     (9) Includes $234 of insurance premiums and $240 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Jr.'s behalf. Also includes $277,411 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan prior to the Company's spin-off from U.S. Office Products Company.
     (10) Insurance premiums paid by the Company on Mr. D'Agostino, Jr.'s behalf.
     (11) Includes $16,384 of insurance premiums and $2,088 of 401(k) plan contributions paid by the Company on Mr. Schlanger's behalf.
     (12) 401(k) plan contributions paid by the Company on Mr. Schlanger's behalf.
     (13)   Ms. Amlie joined the Company in May 1998.
     (14) Includes $8,301 of insurance premiums and $646 of 401(k) plan contributions paid by the Company on Ms. Amlie's behalf.
     (15)   401(k) plan contributions paid by the Company on Ms. Amlie's behalf.

Stock Incentive Plan and Stock Option Awards

     The Workflow Management, Inc. 1998 Stock Incentive Plan (the "Incentive Plan") was adopted on June 8, 1998 by U.S. Office Products Company ("USOP"), the Company's sole stockholder at the time, prior to USOP's distribution to its stockholders of all of USOP's shares of the Company's Common Stock on June 9, 1998 (the "Distribution"). The Incentive Plan provides for the issuance of stock options, stock appreciation rights, restricted stock and other stock-based awards to non-employee directors and key employees of the Company and its subsidiaries. The purpose of the Incentive Plan is to promote the long-term growth and profitability of the Company by providing employees and non-employee directors with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum number of shares of Company Common Stock that may be issued with respect to awards granted under the Incentive Plan is 4,392,894, which equaled 30% of the outstanding Common Stock following the Distribution. The maximum number of shares that may be issued with respect to awards granted under the Incentive Plan to an individual in a calendar year may not exceed 1,500,000 shares.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Incentive Plan authorizes the Compensation Committee to make all awards. The Compensation Committee determines the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

     No restricted stock, stock appreciation rights or stock-based awards other than stock option grants were awarded to any of the Named Executive Officers during Fiscal 2000, pursuant to the Incentive Plan. The following table sets forth information about stock option grants made to the Named Executive Officers during Fiscal 2000.

                       Option Grants In Last Fiscal Year

                                                                                         Potential Realizable Value
                                                                                         At Assumed Annual Rates of
                                                                                          Stock Price Appreciation
                                  Individual Grants                                          For Option Term/(1)/
                                  -----------------                                          -------------------

                                              Percentage
                                               of Total
                                Number of      Options
                                  Shares      Granted to
                                Underlying    Employees      Exercise

                                 Options      in Fiscal     Price Per     Expiration
            Name                 Granted         Year         Share          Date             5%             10%
            ----                 -------         ----         -----          ----             --             ---
Thomas B. D'Agostino, Sr.      200,000/(2)/      22.03%       $22.000      03-06-10      $2,767,136      $7,012,467

Steve R. Gibson                 35,000/(3)/       3.85          9.125      05-06-09         200,853         509,001
                               200,000/(2)/      22.03         22.000      03-06-10       2,767,136       7,012,467

Claudia S. Amlie                50,000/(4)/       5.51         22.000      03-06-10         691,784       1,753,117

-----------------
(1) In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates do not represent the Company's estimate or projection of the appreciation of shares of Common Stock of the Company.
(2) These options vest and become exercisable with respect to 33% of the underlying shares immediately and on each of the first two anniversaries of the date of grant.
(3)    These options became fully vested and exercisable on February 16, 2000.
(4) These options vest and become exercisable with respect to 33% of the underlying shares on each of the first three anniversaries of the date of grant.

       The table below sets forth information for each Named Executive Officer concerning the value of unexercised stock options at the end of Fiscal 2000. No Named Executive Officer exercised any stock options in Fiscal 2000.

                         Fiscal Year End Options Table

                                         Number of Securities
                                    Underlying Unexercised Options         Value of Unexercised In-The-Money
                                         At Fiscal Year-End (#)            Options at Fiscal Year-End ($)/(1)/
                                         -----------------------           ------------------------------


Name                                Exercisable        Unexercisable        Exercisable        Unexercisable
----                                -----------        -------------        -----------        -------------
Thomas B. D'Agostino, Sr             1,199,796            150,834         $5,638,398/(2)/     $   74,338/(3)/
Steve R. Gibson                        276,666            133,334          1,045,625/(4)/             --

Thomas B. D'Agostino, Jr               246,875                 --          1,180,265/(5)/             --

Richard M. Schlanger                    45,832             91,668            256,242/(6)/        512,508/(7)/

Claudia S. Amlie                        24,999            100,001            138,536/(8)/        277,089/(9)/

-----------

(1) Amounts were calculated by multiplying the number of unexercised options by the closing price of the Company's Common Stock on the Nasdaq National Market System ("Nasdaq") on the last trading day of Fiscal 2000 ($14.00) and subtracting the aggregate exercise price of the options.
(2) Of these options 36,235 are exercisable at $9.752 per share and 1,096,895 are exercisable at $9.00 per share. 66,666 exercisable options were not in-the-money at fiscal year end.
(3) Of these options 17,500 are exercisable at $9.752 per share. 133,334 unexercisable options were not in-the-money at fiscal year end.
(4) Of these options 175,000 are exercisable at $9.00 per share and 35,000 are exercisable at $9.125 per share. 66,666 exercisable options were not in-the-money at fiscal year end.
(5) Of these options 30,875 are exercisable at $6.808 per share, 14,000 are exercisable at $9.752 per share, 42,000 are exercisable at $13.584 per share, 110,000 are exercisable at $9.00 per share and 50,000 are exercisable at $7.375 per share.
(6) Of these options 29,166 are exercisable at $9.00 per share and 16,666 are exercisable at $7.375 per share.
(7) Of these options 58,334 are exercisable at $9.00 per share and 33,334 are exercisable at $7.375 per share.
(8) Of these options 16,666 are exercisable at $9.00 per share and 8,333 are exercisable at $7.375 per share.
(9) Of these options 33,334 are exercisable at $9.00 per share and 16,667 are exercisable at $7.375 per share. 50,000 unexercisable options were not in-the-money at fiscal year end.

Retirement Savings Plan

       All of the Named Executive Officers and other eligible employees of the Company are eligible to participate in the Company's 401(k) Plan ("401(k) Plan"). The 401(k) Plan permits employees to contribute to the 401(k) Plan through voluntary payroll savings on a pretax basis. These contributions are matched by the Company in an amount equal to 25% of payroll savings contributions made by employees, up to 6% of an employee's total compensation. The Company's matching contributions vest over a period of five years after a participant's date of hire, at the rate of 25% after two years, 50% after three years, 75% after four years, and 100% after five years.

Executive Stock Loan Program

       During September 1998, pursuant to a program approved by the Board of Directors, the Company extended loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Company Common Stock on the open market. The loans are evidenced by full recourse promissory notes bearing interest at 6.75% per annum and are collateralized by both the stock purchased with the loan proceeds and an equal amount of pledged Company Common Stock personally owned by such key employees participating in the program. In addition to secured stock loans, unsecured full recourse loans bearing interest at the same rate were extended to certain executive officers under the program, which notes have since been fully secured and properly margined with Company Common Stock. The maturity date of the loans was recently extended by the Board of Directors so that all principal and interest under the loans shall become due and payable upon the earlier of August 31, 2001 or when any such key employee ceases to be an employee or consultant of the Company. As of April 30, 2000, the outstanding balance of principal and accrued interest on such loans to the Company's Named Executive Officers was as follows: Mr. D'Agostino, Sr., $1,111,023; Mr. Gibson, $444,419; Mr. D'Agostino, Jr., $55,441; Mr. Schlanger, $59,078; and Ms. Amlie, $333,315.

Compensation of Directors

       In connection with their election as directors of the Company, Mr. Gibson and Mr. D'Agostino, Jr. became fully vested in certain employee stock options previously granted to them by the Company. Otherwise, Directors who are employees of the Company did not receive any extra compensation for attendance at Board or Committee meetings of the Company. During the first and second quarters of Fiscal 2000, the non-employee Directors of the Company received compensation for their service on the Board of Directors in the form of restricted stock grants of 500 shares for each calendar quarter of service and reimbursement for income taxes paid or payable in connection with such grants. On December 1, 1999 and March 1, 2000, each non-employee Director of the Company received a stock grant of $5,000 worth of Company Common stock and a cash payment of $2,000 as reimbursement for income taxes paid or payable in connection with such grant. In addition, 15,000 immediately exercisable options to purchase the Company's Common Stock were issued to each non-employee Director pursuant to the Incentive Plan. The exercise price of these options was the fair market value of the Company's Common Stock on the date of grant. The Company plans to continue its current policy concerning non-employee Directors of providing a quarterly stock grant of $5,000 worth of stock and a cash payment of $2,000 as reimbursement for income taxes paid or payable in connection with such grant, to each non-employee Director in Fiscal 2001. Other than the Chairman of each Committee, who will receive an annual fee of $2,500, Directors did not receive separate compensation for serving on any of the Board Committees.

Executive Officer Employment and Change-in-Control Agreements

       The Company has entered into an Employment Agreement with Thomas B. D'Agostino, Sr., dated April 30, 2000, pursuant to which Mr. D'Agostino, Sr. serves as the Chairman of the Board of the Company (the "D'Agostino, Sr. Employment Agreement"). The term of the D'Agostino, Sr. Employment Agreement is four years. Under the terms of the D'Agostino, Sr. Employment Agreement, Mr. D'Agostino, Sr. receives a current annual base salary of $500,000, and he is eligible to receive up to 100% of his base salary in bonus compensation, $250,000 of which is guaranteed in cash on May 1, 2001, and the remainder of which is payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria. In the event that his employment is terminated without cause, Mr. D'Agostino, Sr. is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination or (ii) the remaining time under the term of the employment agreement. If Mr. D'Agostino, Sr. terminates his employment following
(a) a material breach by the Company under the D'Agostino, Sr. Employment Agreement, or (b) his refusal to be relocated to another geographic location other than his current residence ("Termination for Good Reason"), he will be entitled to receive his base salary and benefits for the lesser of (i) six months from the date of termination or (ii) the remaining time under the term of the employment agreement. Following the expiration of the D'Agostino, Sr. Employment Agreement, a termination without cause or a Termination for Good Reason, Mr. D'Agostino, Sr. shall have the option to enter into a five-year consulting agreement with the Company, pursuant to which he shall render advisory services to the Company's Chief Executive Officer at an annual salary of $250,000 and continue to be an employee of the Company, subject to a non-competition covenant. The D'Agostino, Sr. Employment Agreement also contains a non-competition covenant which prohibits Mr. D'Agostino, Sr. from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter or (ii) as long as Mr. D'Agostino, Sr. continues to receive severance payments from the Company.

     Steve R. Gibson entered into an Employment Agreement with the Company on April 30, 2000, pursuant to which Mr. Gibson serves as the President and Chief Executive Officer of the Company (the "Gibson Employment Agreement"). Thomas B. D'Agostino, Jr. entered into an Employment Agreement with iGetSmart.com on March 20, 2000, pursuant to which Mr. D'Agostino, Jr. serves as the President and Chief Executive Officer of iGetSmart.com (the "D'Agostino, Jr. Employment Agreement"). The Gibson Employment Agreement and the D'Agostino, Jr. Employment Agreement each include: (i) an initial term of four years; (ii) a current annual base salary of $325,000; (iii) eligibility for up to 100% of base salary in bonus compensation, $162,500 of which is guaranteed in cash on May 1, 2001, and the remainder of which is payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria; (iv) in the event of a termination by the Company without cause, the right to receive base salary and benefits under the same terms as the the D'Agostino, Sr. Employment Agreement; (v) in the event of a Termination for Good Reason, the right to receive base salary and benefits as provided in the D'Agostino, Sr. Employment Agreement; and (vi) a non-competition covenant identical to the non-competition covenant in the D'Agostino, Sr. Employment Agreement.

     The Company has also entered into employment agreements with Richard M. Schlanger, President and Chief Operating Officer of the Company's Fulfillment Division and Claudia S. Amlie, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company, (collectively, the "Executive Employment Agreements") on the following general terms: The Executive Employment Agreements (i) provide for an initial term of two years; (ii) contain a non-competition covenant identical to the non-competition covenant in the D'Agostino, Sr. Employment Agreement; (iii) provide for severance payments upon termination without cause under the same terms as the D'Agostino, Sr. Employment Agreement; and (iv) provide for severance payments upon Termination for Good Reason under identical terms as the D'Agostino, Sr. Employment Agreement. Under the Executive Employment Agreements, employees are eligible to receive up to 100% of their base salary in bonus compensation, payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria. Currently, the annual base salaries for Mr. Schlanger and Ms. Amlie under their Executive Employment Agreements are $285,000 and $140,000, respectively. Mr. Schlanger's employment agreement was effective as of April 1, 1999 and Ms. Amlie's employment agreement was effective as of March 20, 2000.

     Each of the Named Executive Officers has also entered into written agreements with the Company which provide severance payments to such officers in the event of a Change of Control of the Company (the "Executive Severance Agreements"). A "Change of Control" is defined as follows: (a) the acquisition by a third party of more than 50% of the Company's outstanding Common Stock, (b) individuals who are current Board members cease for any reason to constitute at least a majority of the Board, (c) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, or (d) approval by the stockholders of the Company of a liquidation, dissolution or sale of all or substantially all of the assets of the Company. For a period of three years after a Change of Control, an employee is entitled to receive a lump sum payment equal to three times such employee's annual salary and bonus, which bonus shall be equal to at least the highest annual bonus paid to such employee in the three fiscal years preceding the Change of Control (the "Severance Payment"), upon either of the following events: (i) termination of the employee without cause, and (ii) termination by the employee due to (x) a reduction in authority and duties which results in the diminution of such employee's position, or (y) the Company's failure to pay the employee's salary at the rate in effect prior to the Change of Control or to provide pre-existing benefits. The Executive Severance Agreements also provide that an employee may receive the Severance Payment if such employee voluntarily terminates his or her employment, for any reason or no reason, during a thirty day period commencing one year after the Change of Control. If the Severance Payment is subject to any excise tax or related interest or penalties, the employee shall also receive a gross-up payment from the Company. Any amounts due to an employee under his or her employment agreement are credited to amounts due under the Executive Severance Agreement. All rights and obligations that survive the termination or expiration of an employee's employment agreement, such as non-competition and confidentiality covenants of the employee, would continue to survive in accordance with their terms if the Executive Severance Agreements became effective upon a Change of Control.

Compensation Committee Interlocks and Insider Participation

     Mr. Thomas A. Brown, Sr. and Mr. James J. Maiwurm served as members of the Compensation Committee of the Company's Board of Directors during all of Fiscal 2000. Mr. F. Craig Wilson served as a member of the Compensation Committee of the Company's Board of Directors during Fiscal 2000 until his resignation on April 11, 2000. None of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. During Fiscal 2000, no interlocking relationship existed between members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     On April 21, 2000, the Company purchased 20% of the outstanding common stock of Cortez III Service Corporation, a New Mexico corporation ("Cortez III"), for $1,550,000 in cash. F. Craig Wilson, a Director of the Company, is President, Chief Executive Officer and a member of the Board of Directors of Cortez III. Cortez III provides logistics and technical services to various governmental agencies. In connection with the transaction, Cortez III agreed to enter into an agreement pursuant to which the Company's e-commerce iGetSmart(SM) system would become the exclusive provider of inventory management services with respect to the print products and office consumables requirements of Cortez III. The Company has the right to designate at least 20% of the Board of Directors of Cortez III and the following actions by Cortez III require the affirmative vote of such director(s): (i) amendments to the bylaws of Cortez III; (ii) borrowings that would cause the total indebtedness of Cortez III to exceed $6,500,000;
(iii) a termination or material reduction of duties for F. Craig Wilson; and
(iv) acquisitions of, or material investments in other businesses expected to generate 30% or more of the gross revenue of Cortez III on an annualized basis. In addition, the following actions by Cortez III would require approval from at least 85% of its stockholders: (a) dissolution or liquidation of the company;
(b) sale of all or substantially all of its assets; (c) merger or consolidation; or (d) amendment of its Articles of Incorporation. The Company also maintains a right of first refusal to acquire common stock or other equity securities of Cortez III which are offered for sale to third parties. The terms and conditions of the purchase of the Cortez III shares are, in management's opinion, at arm's-length and no less favorable than the terms and conditions that would have been available in a transaction with an unaffiliated third party. Prior to the closing of the transaction, Mr. Wilson resigned from the Company's Compensation Committee. On July 20, 2000, Steve R. Gibson, a Director and executive officer of the Company and James J. Maiwurm, a Director of the Company, were each appointed to the

Cortez III Board of Directors and Mr. Gibson was appointed Chairman of its Compensation Committee.

Compensation Committee Report on Executive Compensation

     This report describes the Company's executive officer compensation strategy, the components of the compensation program and the manner in which the compensation determinations for Fiscal 2000 were made for the Company's past President and Chief Executive Officer, Thomas B. D'Agostino, Sr., and the Company's other executive officers (collectively, the "Executive Officers").

     In addition to the information set forth above under "Executive Compensation," the Compensation Committee (the "Committee") is required to provide stockholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

Compensation Philosophy

     The compensation of the Company's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and (iii) the Company's profitability. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in Fiscal 2000 were (i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, (ii) discretionary cash bonuses, and (iii) stock option awards under the Company's 1998 Stock Incentive Plan. See " - Bonus Program" below.

Employment Agreements

     The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with the Company's compensation philosophy. In connection with stock option awards to certain Executive Officers for such employees' performance, new employment agreements on substantially the same terms and conditions as then existing employment agreements were entered into between March and April 2000 with the Company's Executive Officers. These new employment agreements had the effect of increasing the employment terms of key members of management. Further, separate severance agreements protecting key employees from the uncertainties that may arise in a change of control of the Company were already in existence. The principal terms of these employment and severance agreements are described under "- Executive Officer Employment and Change in Control Agreements" above.

Bonus Program

     In Fiscal 2000, the Company awarded cash bonuses to Executive Officers based upon individual performance and financial performance of the Company. The Compensation Committee expects that such bonuses will continue to be awarded in the future. Several of the financial performance factors considered by the Committee include growth of net earnings per share of the Company, improvement in the Company's operating margin, and increase in the Company's revenues. These factors, among others, are set forth in each Executive Officer's employment agreement as criteria for bonuses. The Committee also reviewed the Executive Officers' individual contributions to the Company's acquisition and internal growth strategies, as well as such officers' performance in view of his or her duties and responsibilities.

1998 Stock Incentive Plan

     The Board and the Compensation Committee strive to compensate key employees of the Company in a manner that aligns closely the interests of such key employees with the interests of the Company's stockholders. In furtherance of this goal, the Compensation Committee has awarded stock options to the Executive Officers under the Company's Stock Incentive Plan. The purpose of the Incentive Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire the Company's Common Stock, associate more closely the interests of Executive Officers and key employees of the Company with the interests of the Company's stockholders. See "Stock Incentive Plan and Stock Option Awards" above.

Compensation of the Chief Executive Officer

     In May 1999 and January 2000, Thomas B. D'Agostino, Sr. received cash incentive bonuses of $225,000 and $25,000, respectively, which were in the aggregate equal to 55.6% of his base salary then in effect, and in April, 2000, his base salary was increased by $50,000 to $500,000. The Compensation Committee approved such compensation based on the Company's outstanding performance under Mr. D'Agostino, Sr.'s leadership. In particular, the Committee noted the Company's improved financial results on both a quarterly and yearly basis and the Company's consummation of strategic acquisitions. The Committee also reviewed the salaries of chief executive officers in the Company's peer group in approving Mr. D'Agostino, Sr.'s cash compensation. During Fiscal 2000, Mr. D'Agostino, Sr. was issued 200,000 options to purchase the Company's Common Stock pursuant to the Incentive Plan. The exercise price of these options was the fair market value of the Company's Common Stock on the date of grant. The exercise price of options awarded on such date was $22.00 per share, the closing sale price of the Company's Common Stock as reported on the Nasdaq on March 6, 2000.

                                            . Thomas A. Brown, Sr.
                                            . James J. Maiwurm

     THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS," AND THE STOCK PERFORMANCE GRAPH AND AUDIT COMMITTEE REPORT BELOW, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

Company Stock Price Performance

     The following graph shows a comparison of cumulative total stockholder returns for (i) the Company, (ii) the Russell 2000 Index, and (iii) certain SIC Code Indices pertaining to the Company's commercial printing operations for the period beginning June 10, 1998 and ending April 30, 2000. Prior to June 10, 1998, there was no public market for the Common Stock. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Russell 2000 Index, and the SIC Code Indices, including reinvestment of dividends.

           Comparison of Cumulative Total Return Among The Company,
                            Russell 2000 Index and
                               SIC Code Indices


                             [GRAPH APPEARS HERE]

       -----------------------------------------------------------------
                                                  Return          Return
                           June 10, 1998  April 24, 1999  April 30, 2000

       -----------------------------------------------------------------
       --Workflow                 100.00          120.83          155.56
       Management, Inc.
       -----------------------------------------------------------------
       --Russell 2000             100.00           95.24          111.34
       Index
       -----------------------------------------------------------------
       -- SIC Code 2752           100.00           77.07           61.86
       Index
       -----------------------------------------------------------------
       --SIC Code 2761            100.00           89.55           64.47
       Index
       -----------------------------------------------------------------


Audit Committee Report

The Audit Committee of the Board of Directors is composed of three non-employee directors and holds regularly scheduled meetings preceding the first meeting of the Board each quarter. Under Nasdaq listing standards, the Company's Audit Committee must have at least three members. Two of the Company's Audit Committee Members, Roger J. Pearson and Thomas A. Brown, Sr., are "independent" directors as the term independent is defined by Nasdaq. Gus J. James, II, the third member of the Audit Committee, is not independent under Nasdaq standards because of legal fees paid over the last three years by the Company to Kaufman & Canoles, the Company's outside legal counsel. Mr. James is the President, a director and a shareholder of Kaufman & Canoles. See "- Certain Relationships and Related Transactions" below. Nasdaq standards permit the Company to appoint one non-independent director to the Audit Committee if the Company's Board, under exceptional and limited circumstances, determines that membership on the Committee by a non-independent director is required by the best interests of the Company and its stockholders. The Company believes that Mr. James' extensive background in financial, business and accounting matters allows him to provide valuable advice and counsel to the Audit Committee. The Company's Board therefore has determined that Mr. James' service on the Audit Committee is in the best interests of the Company and its stockholders. The Committee held four meetings during Fiscal 2000. The responsibilities of the Committee are set forth in its Charter, which is reviewed and amended periodically, as appropriate. A copy of the Company's Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility of the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Committee has discussed with the independent auditors, the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the

Company's internal and independent auditors the overall scope and specific plans for their respective audits.

     The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company's independent auditors, PricewaterhouseCoopers LLP.

                            . Thomas A. Brown, Sr.
                            . Roger J. Pearson
                            . Gus J. James, II

Certain Relationships and Related Transactions

On April 21, 2000, the Company purchased 20% of the outstanding common stock of Cortez III Service Corporation, a New Mexico corporation ("Cortez III"), for $1,550,000 in cash. F. Craig Wilson, a Director of the Company, is President, Chief Executive Officer and a member of the Board of Directors of Cortez III. See "Compensation Committee Interlocks and Insider Participation" above.

     On October 1, 1999, United Envelope LLC ("United"), one of the Company's principal subsidiaries, entered into a 7 1/2-year lease with an entity owned and controlled by Richard M. Schlanger and another member of the Company's management ("TLG") for office space in New York, New York, which replaced an existing lease among the same parties for the same office space. On February 28, 1998, Astrid Offset Corp., a subsidiary of United which has since been merged into United, entered into a 9 1/4-year lease with TLG for other office space located in the same building as the United office space. Aggregate monthly rent payments of $118,165 each were made in Fiscal 2000 under the terms of the two leases described above. The terms and conditions of the leases are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. In Fiscal 2000, the Company contributed $216,424 in the aggregate for repairs and improvements to the office space under both of the above-described leases.

     The Company has retained the law firm of Kaufman & Canoles in connection with certain legal representations. Gus J. James II, a Director of the Company, is the President, a director and a shareholder of Kaufman & Canoles.

     On January 19, 1999, the Company issued approximately $4.9 million in subordinated unsecured notes with attached warrants (the "Subordinated Notes") to certain members of the Company's management, including Thomas B. D'Agostino, Sr., the Company's Chairman and Richard M. Schlanger, the Company's Fulfillment Division President and Chief Operating

Officer. The Company used the proceeds from the Subordinated Notes to repurchase and retire Company Common Stock. The Subordinated Notes mature on January 18, 2009, and have a stated coupon of 12% payable semi-annually in arrears. The attached warrants are exercisable into shares of Company Common Stock at a nominal cost and will be issued on each anniversary of the purchase of the Subordinated Notes at an amount sufficient to provide a 15% total annual return to each holder. Upon the payment in full of the Subordinated Notes, or upon a change of control of the Company (as defined in the Subordinated Notes), the warrants previously issued to the note holders will be returned to the Company and reissued in an amount which would provide for at least a 15%, but not more than an 18%, total annual return to each note holder. The indebtedness evidenced by the Subordinated Notes is subordinate to all amounts outstanding under the Company's senior secured credit facility (the "Credit Facility"). In addition to payment and other customary default provisions, the Company would be in default under the terms of the Subordinated Notes if more than $5.0 million of the Company's debt under the Credit Facility was accelerated. Any such acceleration could occur if the Company defaulted under the terms of the Credit Facility. Since July 1, 1999, the Company has made semi-annual interest payments to Messrs. D'Agostino, Sr. and Schlanger which total $624,096 and $117,216, respectively to date. During Fiscal 2000, the Company issued 3,955 warrants to Mr. D'Agostino, Sr. and 743 warrants to Mr. Schlanger, pursuant to the terms of the Subordinated Notes. Based upon an analysis performed by Wachovia Bank, N.A., an independent lending institution which acted as a financial advisor to the Company, management believes that the terms and conditions of the Subordinated Notes were no less favorable than the terms and conditions that would have been available in an arm's-length transaction with unaffiliated third parties.

     On January 8, 1999, the Company entered into a ten-year lease, with a purchase option, for corporate office space in Palm Beach, Florida in a building partially owned by Thomas B. D'Agostino, Jr. and his brother. The terms and conditions of the ten-year lease are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. In connection with such lease, the Company entered into an agreement with the landlord's lender, Bank of America, N.A., and the landlord, pursuant to which the Company agreed to purchase the building at a discount in the event the landlord defaults on its financing arrangement with the lender. In Fiscal 2000, the Company contributed $1,338,666 for repairs and improvements to the office space and building. Monthly rent payments of $30,833 each have been made since December 1, 1999.

     On December 21, 1998, SFI, one of the Company's principal subsidiaries, entered into a ten-year lease with an entity owned in part by Thomas B. D'Agostino, Jr. and his brother for office space in Norfolk, Virginia. Monthly rent payments of $11,344 each were made in Fiscal 2000 for first floor office space. In addition, commencing in November 1999, the Company made monthly rent payments of $11,154 each in connection with a lease of third floor office space. The terms and conditions of the lease are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. In Fiscal 2000, the Company contr ibuted $780,076 for repairs and improvements to the office space.

     On November 30, 1998, the Company acquired all of the outstanding membership interests of Direct Pro LLC, a New York limited liability company, for an aggregate purchase price of approximately $7,000,000 consisting entirely of cash. Additional consideration is payable by the Company in the form of an earn-out over three years following the acquisition based on future earnings of Direct Pro LLC. Prior to its acquisition by the Company, Direct Pro LLC was 66 2/3% owned by an entity owned and controlled by Richard M. Schlanger and another member of the Company's management. During Fiscal 2000, $1,260,807 in earn-out payments was paid by the Company to the sellers. The terms and conditions of the acquisition of Direct Pro LLC are, in management's opinion, at arm's-length and comparable to the structure, terms and conditions of other acquisitions consummated by the Company.

     During September 1998, pursuant to a program approved by the Board of Directors, the Company extended loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Company Common Stock on the open market. The loans are evidenced by full recourse promissory notes bearing interest at 6.75% per annum and are secured and properly margined with Company Common Stock. All principal and interest under the loans become due and payable upon the earlier of August 31, 2001 or when any such key employee ceases to be an employee or consultant of the Company. See "Executive Compensation - Executive Stock Loan Program."

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Securities and Exchange Commission ("SEC") and Nasdaq. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for Fiscal 2000 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

              PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected and approved PricewaterhouseCoopers, LLP ("PWC") as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 30, 2001, and the Board of Directors desires that such appointment be ratified by the Company's stockholders. PWC audited the Company's financial statements for the fiscal years ended April 25, 1998, April 24, 1999 and April 30, 2000. A representative of PWC will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

OTHER MATTERS

     The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

   SUBMISSION OF PROPOSALS AND OTHER MATTERS RELATED TO 2001 ANNUAL MEETING

     The next Annual Meeting of Stockholders will be held on or about September 27, 2001. Any stockholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than April 20, 2001. The deadline for stockholders to notify the Company of non-Rule 14a-8 matters that may be raised for consideration at the next Annual Meeting is July 4, 2001. All such proposals and notifications should be sent to Thomas B. D'Agostino, Sr., Chairman of the Board, at 241 Royal Palm Way, Palm Beach, Florida 33480.

     Under the terms of the Company's amended Bylaws, July 4, 2001 is also the deadline for stockholders to notify the Company of an intention to nominate candidates for directors at the next Annual Meeting of Stockholders. Such nominations must comply with the notice provisions adopted by the Board of Directors and included in the Company's Bylaws. These notice provisions require that nominations by stockholders of director candidates set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (iv) a description of all arrangements or understandings between the stockholder or beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. Generally, nominations are required to be delivered to the Company not later than 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders.

GENERAL

     The Company's 2000 Annual Report to Stockholders accompanies this Proxy Statement. The 2000 Annual Report to Stockholders does not form any part of the material for the solicitation of Proxies. Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K for the year ended April 30, 2000 (the "Form 10-K"), as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Thom Scott, Director of Marketing and Communications, Workflow Management, Inc., 241 Royal Palm Way, Palm Beach, Florida 33480.

             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                      By Order of the Board of Directors

                                August 18, 2000

                                  Appendix A

                           WORKFLOW MANAGEMENT, INC.

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           -------------------------


I.     PURPOSE

The primary purpose of the Audit Committee of the Board of Directors of Workflow Management, Inc. ("Workflow") is to provide independent and objective oversight of the accounting functions and internal controls of Workflow, its subsidiaries and affiliates (collectively, the "Company") and to assure the objectivity of the Company's financial statements. The Committee shall also review and advise the Board with respect to the Company's risk management policies, tax policies, and public affairs responsibilities.

II.    FUNCTIONS

The Audit Committee shall perform the following functions:

1. Independent Accountants. Recommend to the Board the firm to be employed by the Company as its independent accountants.

2. Plan of Audit. Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants' suggested changes or improvements in the Company's accounting practices or controls.

3. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in the Company's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.

4. Internal Accounting Controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence. In connection with this function, the Committee may require the General Counsel to circulate a questionnaire to evaluate the Company's compliance with financial disclosure and accounting laws.

5. Financial Disclosure Documents. Review with management and the independent accountants the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders. The review shall include any significant problems and material disputes between management and the independent accountants.

6. Internal Control Systems. Review with management and internal auditors the Company's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations.

       The review shall include any significant problems and regulatory concerns. The Committee also shall review internal audit plans in significant compliance areas.

7. Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.

8. Public Responsibility. Consult with management on the establishment and maintenance of means to fulfill the Company's responsibilities as a corporate citizen in the communities in which it does business, including environmental safeguards and other public responsibilities.

9. Oversight of Executive Officers and Directors and Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant. The Committee also shall review significant questionable or illegal payments.

10. Adequacy of Personnel. Review periodically the adequacy of the Company's accounting, financial, and auditing personnel resources.

11. Risk Management. Review and evaluate risk management policies in light of the Company's business strategy, capital strength and overall risk tolerance. The Committee also shall evaluate on a periodic basis the Company's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading, and safeguards to ensure compliance with procedures.

12. Tax Policies. Review periodically the Company's tax policies and any pending audits or assessments.

13. Offerings of Securities. Perform appropriate due diligence on behalf of the Board of Directors with respect to the Company's offerings of securities.

The Committee's function is one of oversight and review, and it is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements.

III.   COMPOSITION AND INDEPENDENCE

The Committee shall consist of not less than two independent members, who shall be appointed by the Board of Directors. No member of the Committee shall be employed or otherwise affiliated with the Company's independent accountants.

In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board Directors. In the event that the Committee Chairman, or the Chairman of the Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

IV.    QUORUM AND MEETINGS

A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least seven days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

V.     REPORTS

The Committee will report to the Board from time to time with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

The Committee will prepare an annual report to stockholders that describes the Committee's composition and responsibilities, and how they are discharged.

VI.    OTHER AUTHORITY

The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised to the nature and extent of such outside advice.

                                     PROXY

                           WORKFLOW MANAGEMENT, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 27, 2000

        The undersigned hereby appoints Thomas B. D'Agostino, Sr. and Gus J. James, II and each of them, jointly and severally, with power of substitution, to vote on all matters which may properly come before the 2000 Annual Meeting of Stockholders of Workflow Management, Inc., or any adjournment thereof.

                 (Continued and to be signed on reverse side.)

                             FOLD AND DETACH HERE

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                           WORKFLOW MANAGEMENT, INC.

                              September 27, 2000

[X] Please mark your vote as in this example.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE
SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. Election of Directors  [ ] FOR   [ ] WITHHOLD

For, except vote withheld from the following nominee(s):

-------------------------------------------------------------------------
Nominees:  01. Thomas A. Brown, Sr.            05. Gus J. James, II
           02. Thomas B. D'Agostino, Sr.       06. James J. Maiwurm
           03. Thomas B. D'Agostino, Jr.       07. Peter J. Pakuris
           04. Steve R. Gibson                 08. Roger J. Pearson
                                               09. F. Craig Wilson

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2001 fiscal year.

                 [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

If you plan to attend the Annual Meeting, please check here.  [ ]
PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.

Signature of Stockholder(s)______________________________________Date:________

Note: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

                             FOLD AND DETACH HERE

                           WORKFLOW MANAGEMENT, INC.

Dear Stockholder (or Shareholder):

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

To Vote by Telephone:
--------------------
Using a touch-tone phone call Toll-free:        1-877-PRX-VOTE (1-877-779-8683)

To Vote by Internet:
-------------------
Log on to the Internet and go to the website:   http://www.eproxyvote.com/work
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

                       THANK YOU FOR VOTING YOUR SHARES.
                            YOUR VOTE IS IMPORTANT!

Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.